SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
November 6, 2007 (October 31, 2007)

General Environmental Management, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State of Other Jurisdiction of Incorporation)

33-55254-38 (Commission File Number)	87-0485313 (IRS Employer Identification No.)

3191 Temple Avenue, Suite 250 Pomona, California 91768
(Address of Principal Executive Offices) (Zip Code)

(909) 444-9500
(Registrant's Telephone Number, Including Zip Code)

__________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On October 31, 2007, General Environmental Management, Inc. (the “Company”) entered into a series of agreements with Laurus Master Fund, Ltd. ("Laurus"), LV Administrative Services, Inc. (“LV Admin”), Valens U.S. SPV I, LLC (“Valens US”) and Valens Offshore SPV II, Corp. (“Valens”),each dated as of October 31, 2007, whereby we issued to Valens US and Valens (i) secured convertible term notes ("Notes") in the principal amount of $1.245 million;  (ii) an amendment to modify the amortization of the remaining balance of the Laurus February 28, 2006 Secured Convertible Term Note; (iii) warrants  to Valens US to purchase up to 344,145 shares of our common stock at a price of $1.38 per share.and up to 172,013 shares of our common stock at a price of $2.75 per share, (iv) warrants  to Valens to purchase up to 317,673 shares of our common stock at a price of $1.38 per share.and up to 158,836 shares of our common stock at a price of $2.75 per share,. Of the Note proceeds, $64,751 was paid to Firestone Associates, Inc. and $64,751 was paid to Firestone Environmental Services, Inc.  in repayment in full of the outstanding indebtedness then owing by the Company.  The Company also agreed to pay, out of the Loan proceeds, the sum of $45,000 to Valens US, Valens and Valens Capital Management, LLC, and the sum of $72,209 to various legal firms as reimbursement for its due diligence and legal fees and expenses incurred in connection with the transaction.

The principal amount of the Note carries an interest rate of prime plus three and one half percent, subject to adjustment, and such interest is payable monthly.  The Company must also make monthly principal payments in the amount of $60,606.06, commencing March 1, 2008. The Note is secured by all of our assets and the assets of our direct subsidiary, General Environmental Management, Inc. (Delaware) and its direct subsidiaries, General Environmental Management of Rancho Cordova LLC, a California Limited Liability Company (including the real property owed by General Environmental Management of Rancho Cordova LLC), GEM Mobile Treatment Services Inc., as well as by a pledge of the equity interests of General Environmental Management, Inc. (Delaware), General Environmental Management of Rancho Cordova LLC and GEM Mobile Treatment Services Inc.

The principal amount of the Note and accrued interest thereon is convertible into shares of our common stock at a price of $2.78 per share, subject to anti-dilution adjustments. Under the terms of the Note, the monthly principal payment amount of approximately $60,606.06, plus the monthly interest payment (together, the "Monthly Payment"), is payable in either cash or, if certain criteria are met, including the effectiveness of a current registration statement covering the shares of our common stock into which the Note is convertible, through the issuance of our common stock. Valens and Valens US have the option to convert the entire principal amount of the Note, together with interest thereon, into shares of our common stock, provided that such conversion does not result in Valens and Valens US beneficially owning at any one time more that 9.99% of our outstanding shares of common stock. The Company  has agreed to register all of the shares that are issuable upon conversion of the Note and exercise of the Warrant.

The Company  has granted Valens and Valens US a right of first refusal with respect to any debt or equity financings.

Item 3.02   Unregistered Sales of Equity Securities

On October 31, 2007,  the Company issued the Note and the Warrant, dated as of October 31, 2007 described under Item 1.01 above. The issuance of these securities was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to one entity, and we restricted transfer of the securities in accordance with the requirements of the Securities Act. The recipient of the securities represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the instruments issued in such transactions.

(c) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit
Number	Description

10.1	Securities Purchase Agreement dated as at October 31, 2007 between General Environmental Management, Inc. and LV Administrative Services, Inc.

10.2	Amendment of, and Joinder to, Existing Financing Documents between General Environmental Management, Inc. and Laurus Master Fund, Ltd.

10.3	Secured Convertible Term Note dated as at October 31, 2007 issued by General Environmental Management, Inc to Valens Offshore SPV II, Corp.

10.4	Secured Convertible Term Note dated as at October 31, 2007 issued by General Environmental Management, Inc to Valens U.S. SPV I, LLC.

10.5	Common Stock Purchase Warrant dated as at October 31, 2007 issued by General Environmental Management, Inc to Valens Offshore SPV II, Corp.

10.6	Common Stock Purchase Warrant dated as at October 31, 2007 issued by General Environmental Management, Inc to Valens U.S. SPV I, LLC

10.7	Registration Rights Agreement dated as at October 31, 2007 between General Environmental Management, Inc and Valens Offshore SPV II, Corp.

10.8	Registration Rights Agreement dated as at October 31, 2007 between General Environmental Management, Inc and Valens U.S. SPV I, LLC.

10.9	Equity Pledge Agreement dated as at October 31, 2007 among LV Administrative Services, Inc. and General Environmental Management, Inc.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Environmental Management, Inc

Date: November 6, 2007	By:	/s/ Timothy Koziol
Timothy Koziol
Chief Executive Officer